UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 2, 2012

(Date of earliest event reported)

HealthMarkets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14953	75-2044750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas		76180
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 255-5200

(former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 2, 2012, HealthMarkets, Inc. (the “Company”) announced that K. Alec Mahmood has resigned his position as the Company’s Senior Vice President and Chief Financial Officer, effective immediately.

(c) The Company also announced the appointment of Derrick A. Duke as Interim Chief Financial Officer, effective immediately. The Company is currently engaged in a search for a permanent Chief Financial Officer and Mr. Duke will serve in this interim role until a permanent Chief Financial Officer is in place. Mr. Duke will continue to serve in his current role as the Company’s Senior Vice President, Treasurer and Chief Insurance Operating Officer.

Mr. Duke, 45, joined the Company in May 2004 as Vice President and Chief Investment Officer and has served in various leadership roles since that time. In addition to his role as Interim Chief Financial Officer and Senior Vice President, Treasurer and Chief Insurance Operating Officer, Mr. Duke will continue to serve as a Director, Senior Vice President, Treasurer and Chief Investment Officer of the Company’s insurance subsidiaries. Prior to joining the Company, Mr. Duke served as Senior Vice President and Chief Investment Officer for a privately held insurance company from June 1989 to May 2004. Mr. Duke is a Chartered Financial Analyst.

In connection with this appointment, the Company has not entered into a new material contract or compensation arrangement with Mr. Duke, nor have the terms of any existing contract or compensation arrangement with Mr. Duke been materially amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ Kenneth J. Fasola
Name: Kenneth J. Fasola
Title: President & Chief Executive Officer

Dated: May 3, 2012